Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Richard Burke to Retire from Meritage Homes Board of Directors
SCOTTSDALE, Ariz., July 12, 2019 - Meritage Homes (NYSE: MTH) announced that one of the Company’s long-standing directors, Richard T. Burke, retired from his position as of July 12, 2019.
Mr. Burke has been a director for Meritage Homes since September 2004 and has served as a director for a number of other companies, both public and private. He retired in 2018 from the position of Chairman of the Board of Directors of UnitedHealth Group and remains on its Board as Lead Director.
“As the chairman and CEO of a multi-billion dollar public company, Richard’s experience provided our Board with outstanding corporate governance and financial insight,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “We are grateful for his service to Meritage over the last fifteen years.”
As part of its routine succession planning, the Board will be evaluating its current size and reviewing options and possible candidates for Mr. Burke’s seat.

ABOUT MERITAGE HOMES CORPORATION

Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2018. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 120,000 homes in its 34-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.